Exhibit 99.1

Leap Therapeutics Announces Appointment of Richard L. Schilsky, MD to its Board of Directors

Cambridge, MA – September 6, 2022 – Leap Therapeutics, Inc. (Nasdaq:LPTX), a biotechnology company focused on developing targeted and immuno-oncology therapeutics, today announced the appointment of Richard L. Schilsky, MD, FASCO, FACP, FSCT to its Board of Directors, effective September 1, 2022. Dr. Schilsky brings over 40 years of experience in medicine and clinical research, specializing in new drug development and clinical trials for a wide range of cancers.

“We are honored to welcome Dr. Schilsky, who brings a wealth of experience and deep knowledge to bolster Leap’s drug development strategy,” said Christopher Mirabelli, PhD, Chairman of Leap Therapeutics’ Board. “He is a recognized key opinion leader in cancer research who has served in many academic and cooperative group leadership positions and on the FDA Oncologic Drugs Advisory Committee. We look forward to leveraging his expertise to support our major clinical initiatives and regulatory strategy in the years to come.”

“I'm thrilled to join the Board of Leap at such an exciting time for the Company as we continue demonstrating the significant potential that DKN-01 has in treating patients with solid tumors, particularly those whose tumors express high levels of DKK1,” said Dr. Schilsky. “I look forward to collaborating with my fellow Board members and the entire Leap management and scientific team to advance the pipeline and deliver meaningful cancer therapies to patients around the world.”

Dr. Schilsky is the former Chief Medical Officer and Executive Vice President of the American Society of Clinical Oncology (ASCO), and served as its President from 2008-2009. He spent the majority of his career at the University of Chicago, joining the faculty in 1984, and serving in many leadership positions including as Associate Dean for Clinical Research in the Biological Sciences Division, Chief of Hematology/Oncology in the Department of Medicine, and Director of the University of Chicago Cancer Research Center. From 1995 to 2010, Dr. Schilsky served as Chair of the Cancer and Leukemia Group B (CALGB), a national cooperative clinical research group funded by the National Cancer Institute (NCI). He has extensive experience working with both the NCI and the Food and Drug Administration (FDA) having served as a member and Chair of the NCI Board of Scientific Advisors, member of the NCI Clinical and Translational Research Committee, and member and Chair of the Oncologic Drugs Advisory Committee (ODAC) of the FDA. Dr. Schilsky has served on the editorial boards of many cancer journals, including the Journal of Clinical Oncology, and presently serves on the editorial board of the New England Journal of Medicine. Dr. Schilsky received his BA from the University of Pennsylvania and MD from the University of Chicago Pritzker School of Medicine.

About Leap Therapeutics

Leap Therapeutics (Nasdaq: LPTX) is focused on developing targeted and immuno-oncology therapeutics. Leap's most advanced clinical candidate, DKN-01, is a humanized monoclonal antibody targeting the Dickkopf-1 (DKK1) protein. DKN-01 is being developed in patients with esophagogastric, gynecologic, and colorectal cancers. Leap has entered into a strategic collaboration with BeiGene, Ltd. for the rights to develop DKN-01 in Asia (excluding Japan), Australia, and New Zealand. For more information about Leap Therapeutics, visit http://www.leaptx.com or view our public filings with the SEC that are available via EDGAR at http://www.sec.gov or via https://investors.leaptx.com/.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. These statements include expectations with respect to the development and advancement of DKN-01, board leadership prospects and strategies, and other future expectations, plans and prospects. Although Leap believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from our expectations. Such risks and uncertainties include, but are not limited to: that the initiation, conduct, and completion of clinical trials, laboratory operations, manufacturing campaigns, and other studies may be delayed, adversely affected, or impacted by COVID-19, global conflict or supply chain related issues; unstable global market and economic conditions; the accuracy of our estimates regarding expenses, future revenues, capital requirements and needs for financing; the outcome, cost, and timing of our product development activities and clinical trials; the uncertain clinical development process, including the risk that clinical trials may not have an effective design or generate positive results; our ability to obtain and maintain regulatory approval of our drug product candidates; the size and growth potential of the markets for our drug product candidates; our ability to continue obtaining and maintaining intellectual property protection for our drug product candidates; and other risks. Detailed information regarding factors that may cause actual results to differ materially is included in Leap Therapeutics' periodic filings with the SEC, including Leap's Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as filed with the SEC on March 11, 2022 and as may be updated by Leap's Quarterly Reports on Form 10-Q and the other reports Leap files from time to time with the SEC. Any forward-looking statement contained in this release speaks only as of its date. Leap undertakes no obligation to update any forward-looking statement contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

CONTACT:

Douglas E. Onsi

President & Chief Executive Officer

Leap Therapeutics, Inc.

617-714-0360

donsi@leaptx.com

Matthew DeYoung

Investor Relations

Argot Partners

212-600-1902

leap@argotpartners.com